FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2014 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 23, 2014. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income and net income available to common shareholders of $1.5 million, or $0.66 per diluted share, for the quarter ended March 31, 2014 compared to net income of $1.2 million and net income available to common shareholders of $1.1 million, or $0.50 per diluted share, for the quarter ended March 31, 2013.

Net interest income after provision for loan losses increased $358,000 for the quarter ended March 31, 2014 as compared to the same period in 2013. Interest income decreased $11,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 4.90% for 2013 to 4.55% for 2014, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $45.0 million from $590.6 million for 2013 to $635.6 million for 2014. Interest expense decreased $122,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.78% for 2013 to 0.64% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $42.7 million from $515.5 million for 2013 to $558.2 million for 2014. The provision for loan losses decreased $247,000 from $550,000 for 2013 to $303,000 for 2014. Nonperforming loans, which consists of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $3.9 million from $9.1 million at September 30, 2013 to $5.2 million at March 31, 2014. The decrease in nonperforming loans is due primarily to a single commercial real estate loan with an outstanding balance of $4.0 million that was reclassified from nonaccrual to accruing status in the December 2013 quarter. Net charge-offs were $214,000 for the quarter ended March 31, 2014 compared to net charge-offs of $296,000 for the same period in 2013.

Noninterest income increased $457,000 for the quarter ended March 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in other income, net gain on trading account securities and real estate lease income of $329,000 $76,000 and $60,000, respectively. The increase in other income is due primarily to a litigation settlement of $277,000 received as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $244,000 for the quarter ended March 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in compensation and benefits expense, occupancy and equipment expense and professional fees of $236,000, $130,000 and $130,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increase in occupancy and equipment expense is due primarily to the Bank’s new branch location in New Albany, Indiana, which opened in August 2013. The increase in professional fees expense is due primarily to $167,000 for consulting services related to a revenue enhancement and operating expense efficiencies project undertaken by the Company in 2014.

The Company recognized income tax expense of $624,000 for the quarter ended March 31, 2014, for an effective tax rate of 28.9%, compared to income tax expense of $419,000, for an effective tax rate of 26.4%, for the same period in 2013.

Results of Operations for the Six Months Ended March 31, 2014 and 2013

Net interest income after provision for loan losses increased $656,000 for the six months ended March 31, 2014 as compared to the same period in 2013. Interest income decreased $37,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 4.88% for 2013 to 4.55% for 2014, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $41.1 million from $583.1 million for 2013 to $624.2 million for 2014. Interest expense decreased $295,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.83% for 2013 to 0.66% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $36.6 million from $509.3 million for 2013 to $545.9 million for 2014. The provision for loan losses decreased $398,000 from $1.0 million for 2013 to $604,000 for 2014. Net charge-offs were $82,000 for the six months ended March 31, 2014 compared to net charge-offs of $519,000 for the same period in 2013.

Noninterest income increased $561,000 for the six months ended March 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in other income, real estate lease income and net gain on trading account securities of $325,000, $157,000 and $131,000, respectively, and primarily for the same reasons previously discussed for the results of operations for the three months ended March 31, 2014.

Noninterest expenses increased $589,000 for the six months ended March 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in compensation and benefits expense, occupancy and equipment expense and professional fees of $399,000, $278,000 and $145,000, respectively, which more than offset decreases in other operating expenses and advertising expense of $136,000 and $76,000, respectively. The increases for the 2014 period are due primarily to the same reasons previously discussed for the results of operations for the three months ended March 31, 2014, with professional fees totaling $201,000 for consulting services related to the revenue enhancement and operating expense efficiencies project for the six months ended March 31, 2014. The decrease in other operating expenses is due primarily to $214,000 in expenses during the 2013 period associated with the Company’s debit card reward points program.

The Company recognized income tax expense of $1.0 million for the quarter ended March 31, 2014, for an effective tax rate of 29.0%, compared to income tax expense of $797,000, for an effective tax rate of 26.7%, for the same period in 2013.

Comparison of Financial Condition at March 31, 2014 and September 30, 2013

Total assets increased $43.7 million from $660.5 million at September 30, 2013 to $704.2 million at March 31, 2014. Investment securities, net loans and cash surrender value of life insurance increased $20.1 million, $20.2 million and $5.2 million, respectively. Total deposits increased $46.2 million due primarily to a $47.5 million increase in brokered certificates of deposit, which more than offset attrition in retail certificates of deposit.

Stockholders’ equity increased $1.1 million from $82.3 million at September 30, 2013 to $83.4 million at March 31, 2014. The Company repurchased 106,074 shares of its common stock for $2.5 million during the six-month period ended March 31, 2014. At March 31, 2014, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	March, 31		March 31,
OPERATING DATA:	2014	2013	2014	2013
(In thousands, except share and per share data)

Total interest income	$6,990	$7,001	$13,724	$13,761
Total interest expense	888	1,010	1,810	2,105

Net interest income	6,102	5,991	11,914	11,656
Provision for loan losses	303	550	604	1,002

Net interest income after provision for loan losses	5,799	5,441	11,310	10,654

Total noninterest income	1,382	925	2,486	1,925
Total noninterest expense	5,021	4,777	10,185	9,596

Income before income taxes	2,160	1,589	3,611	2,983
Income tax expense	624	419	1,047	797

Net Income	$1,536	$1,170	$2,564	$2,186

Less: Preferred stock dividends declared	(43)	(43)	(86)	(86)

Net Income available to common shareholders	$1,493	$1,127	$2,478	$2,100

Net Income per share, basic	$0.70	$0.52	$1.15	$0.97
Weighted average common shares outstanding, basic	2,140,414	2,162,863	2,149,426	2,159,464

Net Income per share, diluted	$0.66	$0.50	$1.10	$0.93
Weighted average common shares outstanding, diluted	2,248,961	2,268,040	2,254,999	2,253,242

Performance ratios (annualized):
Return on average assets	0.88%	0.72%	0.75%	0.68%
Return on average equity	7.35%	5.58%	6.15%	5.23%
Return on average common stockholders' equity	9.24%	7.01%	7.74%	6.58%
Interest rate spread	3.91%	4.12%	3.89%	4.05%
Net interest margin	3.99%	4.21%	3.97%	4.16%
Efficiency ratio	67.09%	69.07%	70.73%	70.66%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2014	2013
(Dollars in thousands, except per share data)

Total assets	$704,170	$660,455
Cash and cash equivalents	19,871	20,815
Investment securities	193,853	173,794
Gross loans	434,613	413,913
Allowance for loan losses	6,060	5,538
Earning assets	640,765	600,776
Goodwill	7,936	7,936
Core deposit intangibles	1,897	2,069
Deposits	523,890	477,726
FHLB borrowings	85,744	89,348
Total liabilities	620,852	578,202
Stockholders' equity	83,318	82,253

Book value per common share	30.18	28.32
Tangible book value per common share	25.70	23.97

Non-performing assets:
Nonaccrual loans	4,128	8,893
Accruing loans past due 90 days	1,028	164
Troubled debt restructurings classified as performing loans	9,955	5,930
Foreclosed real estate	762	799
Other nonperforming assets	4	2

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.38%	1.32%
Allowance for loan losses as a percent of
nonperforming loans	117.53%	61.15%
Nonperforming loans as a percent of total loans	1.17%	2.17%
Nonperforming assets as a percent of total assets	2.25%	2.39%